Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company organized under the New York Banking Law (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

STATE STREET CORPORATION

Fixed-to-Floating Rate Senior Notes Due 2024

No.	$
CUSIP 857477 BC6	Issue Date: December 3, 2018
ISIN US857477BC69

State Street Corporation, a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                 Dollars ($                ) on December 3, 2024 (herein called the “Maturity Date”), and to pay interest thereon (1) from and including December 3, 2018 to, but excluding, December 3, 2023 (such period herein called the “Fixed Rate Period”), or from and including the most recent Fixed Rate Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on June 3 and December 3 (each, a “Fixed Rate Interest Payment Date”) of each year during the Fixed Rate Period, commencing on June 3, 2019 and ending on December 3, 2023, at the rate of 3.776% per annum; and (2) from and including December 3, 2023, or from and including the most recent Floating Rate Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly in arrears on March 3, 2024, June 3, 2024, September 3, 2024 and on the Maturity Date (each, a “Floating Rate Interest Payment Date” and such period herein called the “Floating Rate Period”), at the rate of Three Month U.S. dollar LIBOR plus 0.770% per annum (as calculated below), reset quarterly, until the principal hereof is paid or made available for payment; provided, that if a Floating Rate Interest Payment Date falls on a day that is not a Business Day and a London Business Day, then such date will be postponed to the next day that is both a Business Day and a London Business Day, except that, if the next such date falls in the next calendar month, then such date will be advanced to the immediately preceding day that is both a Business Day and a London Business Day; and provided further, that if the Maturity Date is not a Business Day and a London Business Day, any payment of principal and interest otherwise due on such day will be made on the next succeeding date that is both a Business Day and a London Business Day, and no interest on such payment shall accrue for the period from and after such Maturity Date.

The interest so payable, and punctually paid or duly provided for, on any Fixed Rate Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 19 and November 18, whether or not a Business Day, next preceding such Fixed Rate Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date, other than on the Maturity Date, will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 17, 2024, May 19, 2024 and August 19, 2024, whether or not both a London Business Day or a Business Day, next preceding such Floating Rate Interest Payment Date. Interest paid on the Maturity Date shall be paid to the Person to whom the principal will be payable.

Any such interest not so punctually paid or duly provided for on such Fixed Rate Interest Payment Date or Floating Rate Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of Boston, Massachusetts, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, that for so long as this Security is a Global Security, payment of the principal of (and premium, if any) and any interest on this Security will be made by the Paying Agent by wire transfer in immediately available funds in U.S. dollars at the office of the Paying Agent; provided further, that, in the case of payments made at maturity of such Global Security, the Global Security is presented to the Paying Agent in time for the Paying Agent to make such payments in accordance with its normal procedures.

Interest on this Security during the Fixed Rate Period shall be paid on the basis of a 360-day year consisting of twelve 30-day months. If a Fixed Rate Interest Payment Date for this Security falls on a day that is not a Business Day, the Company shall postpone the interest payment to the next succeeding Business Day, but the payments made on such dates shall be treated as being made on the date that the payment was first due, and Holders of Securities of this series shall not be entitled to any further interest or other payments with respect to such postponement.

The initial interest period during the Floating Rate Period for this Security is the period from and including December 3, 2023 to, but excluding, the next Interest Reset Date (as defined below), and subsequent interest periods during the Floating Rate Period will be the periods from and including an Interest Reset Date to, but excluding, the next Interest Reset Date or Maturity Date, as applicable. Interest on this Security during the Floating Rate Period will be computed on the basis of a 360-day year for the actual number of days elapsed. Interest will be reset on March 3, 2024, June 3, 2024 and September 3, 2024 (each, an “Interest Reset Date”). If an Interest Reset Date for this Security falls on a day that is not both a Business Day and a London Business Day, then such date will be postponed to the next day that is both a Business Day and a London Business Day, except that, if the next such date falls in the next calendar month, then such date will be advanced to the immediately preceding day that is both a Business Day and a London Business Day. For interest periods during the Floating Rate Period, LIBOR will be determined by the calculation agent on the second London Business Day immediately preceding the first day of such interest period in the following manner:

•

LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such interest period.

•

If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such interest period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London Business Day immediately preceding the first day of such interest period will be the arithmetic mean of the quotations.

•

If fewer than two of the requested quotations described above are provided, LIBOR for the second London Business Day immediately preceding the first day of such interest period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London Business Day immediately preceding the first day of such interest period, by major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount.

•

If no quotation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR, shall determine LIBOR for the second London Business Day immediately preceding the first day of such interest period in its sole discretion.

•

If the Company, in its sole discretion, determines that LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Securities and the Company has notified the calculation agent of such determination (a “LIBOR event”), the calculation agent will use, as directed by the Company, as a substitute for LIBOR (the “ Alternative Rate”) for each future interest determination date, the alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by the Company, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be conclusive and binding on the Company, the calculation agent and the holders of the Securities. If a LIBOR event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), the rate of LIBOR for the next Interest Reset Date will be LIBOR for the then current interest period; provided, however, that for purposes of the first interest period of the Floating Rate Period, the rate of LIBOR will be set equal to LIBOR that was last available on the Reuters screen LIBOR01 (or any successor or replacement page), as determined by the calculation agent. The determination of LIBOR for each relevant interest period by the calculation agent will (in the absence of manifest error) be final and binding.

The calculation agent shall be a bank or other entity, which may be State Street Bank and Trust Company, or an affiliate of the Company as the Company may appoint. The Company may appoint a different institution to serve as calculation agent from time to time after the original issue date of this Security without the consent of holders of this Security and without notice. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at the Company’s principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

A “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York or The City of Boston are authorized or required by law or executive order to remain closed.

A “London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and, in the case of any debt security for which LIBOR is an interest rate basis, is also a day on which dealings in the applicable index currency are transacted in the London interbank market.

A “Representative Amount” means $1,000,000.00.

The “Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service.

All percentages resulting from any calculation of the interest rate on this Security during the Floating Rate Period will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on this Security during the Floating Rate Period will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 31, 2014 (herein called the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture, dated as of May 8, 2017, between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, herein called the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The offering of securities of the series that includes this Security is initially limited to $                 aggregate principal amount.

The Securities of this series are subject to redemption, at the election of the Company, upon not less than 30 days’ and not more than 60 days written notice by mail to Holders, in whole, but not in part, on December 3, 2023, at a Redemption Price equal to 100% of the principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding the Redemption Date, as provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. For the purpose of this paragraph, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach in respect of such Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default or Covenant Breach with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Covenant Breach, as applicable, as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

By acceptance of this Security, the Holder hereby waives, for itself and any and all successors and assigns, all rights under, and consents to the termination of, and irrevocably authorizes the Company to terminate, without further action by or payment to any Holder of such Security, that certain Replacement Capital Covenant of the Company, dated as of April 30, 2007, in favor of and for the benefit of each Covered Debtholder (as defined therein), as such agreement may be amended or restated from time to time (the “Replacement Capital Covenant”), in the event that the indebtedness represented by this Security is designated as the Covered Debt (as defined in the Replacement Capital Covenant).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, or authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: December 3, 2018

STATE STREET CORPORATION

By:
Name:	Eric W. Aboaf
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:
Name:	Jeremy Kream
Title:	Senior Vice President and Assistant Secretary

[Signature Page to Note No.    ]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Dated: December 3, 2018

By:
Name:	Laura Cawley
Authorized Signatory

[Trustee’s Certificate of Authentication to Senior Note No.    ]